Exhibit 99.1

Key Energy Services, Inc.	March 25, 2020
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE

Key Energy Services Announces Permanent President and Chief Executive Officer

HOUSTON, TX, March 25, 2020 - Key Energy Services, Inc. (“Key” or the “Company”) announced today has named Mr. J. Marshall Dodson as the Company’s President and Chief Executive Officer.  Mr. Dodson began serving in the capacity as the Company’s Interim Chief Executive Officer in December 2019, with his appointment as permanent Chief Executive Officer position effective March 23, 2020. Mr. Dodson will also hold the title of President and Interim Chief Financial Officer.

Mr. Dodson has over 15 years of experience in the well service business with Key.  Mr. Dodson was previously appointed to serve as a member of the Company’s board of directors on March 6, 2020.  He has served in various employee positions since joining the Company in 2005, including his most recent titles as Key’s Senior Vice President, Interim Chief Executive Officer, Chief Financial Officer and Treasurer.  Mr. Dodson will continue to serve as the Company’s Interim Chief Financial Officer until the Company can conclude a search for a successor Chief Financial Officer. Mr. Dodson brings over 25 years of financial and business experience to the role of Key’s Chief Executive Officer.

“We are pleased to appoint Marshall as the permeant President and CEO of Key,” said Harry F. Quarls, Chairman of the Board. “Marshall brings a deep industry understanding to the role and has been a proven leader of Key over the past several years. And we are excited to have him leading Key into the future.”

Marshall Dodson, Key’s President and CEO stated. “I am excited and proud to have this opportunity to lead the men and women of Key. While the current market has a great deal of uncertainty, I am confident in the employees of Key and am thankful for the trust and support of our Board.”

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.

Cautions Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements, including statements relating to the Restructuring. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other reports Key files with the SEC.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Form 8-K except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

March 25, 2020

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: failure to agree on final terms and documentation implementing the Restructuring under the RSA or the termination of the RSA; Key’s ability to retain employees, customers or suppliers as a result of its financial condition generally or the announcement of the RSA and the Restructuring; Key’s inability to achieve the potential benefits of the Restructuring; conditions in the services and oil and natural gas industries, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; Key’s ability to achieve the benefits of cost-cutting initiatives, including its plan to optimize its geographic footprint, including exiting certain locations and reducing its regional and corporate overhead costs; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, and other reports Key files with the SEC.

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